Exhibit 23.1

Board of Directors
VMH VideoMovieHouse.com Inc.
Vancouver, British Columbia
CANADA

Consent From Independent Registered Public Accounting Firm

As an independent registered public accounting firm, we hereby consent to the incorporation of our report included in this Form 10-KSB into the Company's previously filed Registration Statement on Form S-8, SEC file no. 333-106444.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
 Spokane, Washington
October 5, 2004